Exhibit 21

SUBSIDIARIES OF REGISTRANT (at March 31, 2004)

ORGANIZED UNDER
LAW OF
DIMON Incorporated	Virginia
A.D. DIMON Gorica	Macedonia
A.D. DIMON Mara Dimova	Macedonia
Africa Holding S.A.	Luxembourg
Agroexpansion S.A.	Spain
Austro-Hellenique S.A. DeBatiment	Greece
CdF Eastern Europe A/O	Russia
Cdf International S.A.	Uruguay
Compania General de Tabacos de Filipinas	Spain
Cordillerana Tabacalera Paraguaya S.A.	Paraguay
DIMON (Malawi) Ltd.	Malawi
DIMON Argentina S.A.	Argentina
DIMON Bulgaria EOOD	Bulgaria
DIMON Congo S.p.r.l.	Congo
DIMON do Brasil Tabacos Ltda.	Brazil
DIMON E.S.S.	Greece
DIMON Exportadora de Fumos	Brazil
DIMON Guatemala, S.A.	Guatemala
DIMON Hellas Tobacco S.A.	Greece
DIMON International Kyrgystan	Kyrgyzstan
DIMON International A.G.	Switzerland
DIMON International, Inc.	North Carolina
DIMON International Services, Ltd.	U.K.
DIMON International Tabak B.V.	The Netherlands
DIMON Italia S.r.l.	Italy
DIMON Leaf (Thailand) Ltd.	Thailand
DIMON Limited UK	U.K.
DIMON Mexico, S.A. de C.V.	Mexico
DIMON Morogoro Tobacco Processors Limited	Tanzania
DIMON International d.o.o. Belgrade	Serbia
DIMON Turk Tutun A.S.	Turkey
DIMON-Rotag AG	Germany
Domitab, S.A.	Dominican Republic
Fumex Tabacalera Ltda.	Brazil
Greene Natural Fibers, LLC	North Carolina
Holdings International Service Corp.	Bermuda
Intabex Germany Rohtabakwerk GmbH, Glauzig	Germany
Intabex Netherlands BV	The Netherlands
Intabex Worldwide S.A.	Luxembourg
LRH Travel Ltd.	U.K.
Mashonaland Tobacco Company (Pvt) Ltd.	Zimbabwe
P.T. Mayangsari	Indonesia
Rio Grande Tabacos Ltda.	Brazil
Siam Ventures Ltd	Thailand
Tabacosfil Paraguay S.A. Comercial	Paraguay
Tobacco de Manica Limitada	Mozambique
Tobacco Development Company Ltd	Zambia
Tobacos de Tete	Mozambique
Yardiner S.A.	Uruguay
Zambia & Overseas Tobacco Co Ltd	Zambia

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